UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Danka Business Systems PLC

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DANKA BUSINESS SYSTEMS PLC

Masters House, 107 Hammersmith Road

London W14 0QH England

(Registered in England No. 1101386)

June 18, 2008

Dear Fellow Shareholder:

On or about May 30, 2008, we sent to you a Notice of Extraordinary General Meeting and a proxy statement relating to the extraordinary general meeting (the “Extraordinary General Meeting”) of Danka Business Systems PLC (the “Company”) to be held on June 27, 2008 at 2:00 p.m., London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS to consider proposals to approve: (i) the stock purchase agreement, dated as of April 8, 2008, as amended, among the Company, Danka Holding Company (the “Selling Subsidiary”), and Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), pursuant to which the Selling Subsidiary will sell Danka’s U.S. operating subsidiary, Danka Office Imaging Company (“DOIC”), to Konica Minolta in a sale of all the outstanding capital stock of DOIC; (ii) entry into a “members voluntary liquidation” (the “Liquidation”), pursuant to which the Company will be voluntarily wound up; and (iii) other resolutions (described in the Notice of Extraordinary General Meeting) necessary to effect both the sale of the U.S. operations and the Liquidation.

I am writing to advise you of the following important development relating to the upcoming Extraordinary General Meeting: in response to statements by a number of holders of our ordinary shares/American Depositary Shares that they support the sale of DOIC to Konica Minolta but do not support the Liquidation as currently proposed, Danka’s board of directors has determined that it is in the best interests of Danka and its shareholders as a whole to no longer condition completion of the sale of DOIC to Konica Minolta upon shareholder approval of the Liquidation.

Given the Company’s liquidity position and situation surrounding the Company’s existing debt obligations as described in the proxy statement, and the present uncertainty regarding the proposed Liquidation as the vote required to approve the Liquidation is greater than the vote to approve the sale transaction, the board of directors has concluded that completing the sale of DOIC to Konica Minolta in a timely manner is of paramount importance to Danka and its shareholders as a whole, regardless of the outcome of the resolution to approve the Liquidation.

As a result, at the Extraordinary General Meeting, the board of directors will propose an amendment to the resolution to approve the sale of DOIC to Konica Minolta, such that if the resolution relating to the sale transaction is amended and the sale transaction then approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, the sale of DOIC to Konica Minolta will be consummated. The resolution to approve entry into the Liquidation remains conditioned on approval of the sale transaction and requires the affirmative vote of 75% of the votes cast at the Extraordinary General Meeting.

The full text of the resolution relating to the sale transaction, as amended, is set forth in the accompanying Supplement to Proxy Statement.

The Danka board of directors recommends that you vote in favor of the proposal to amend the resolution relating to the sale transaction so that the sale of DOIC is no longer conditioned on approval of the Liquidation. The board of directors also continues to recommend that you vote in favor of the sale transaction, the Liquidation and related proposals. If the sale of DOIC is not approved at the Extraordinary General Meeting, Danka is of the opinion that the sale may well not be completed and Danka will not have sufficient working capital for its requirements.

Cypress Merchant Banking Partners II L.P. and certain of its affiliates (the “Cypress Shareholders”), which are the largest holder of the Company’s convertible participating shares, have agreed to vote in favor of the proposed amendment to the resolution relating to the sale transaction, and they have reaffirmed their previous agreement to vote in favor of the sale transaction, the Liquidation and related proposals.

Your vote is important. American Depositary Shares are to be voted by The Bank of New York Mellon as depositary for our American Depositary Shares pursuant to voting instructions received from holders of American Depositary Shares. The Bank of New York Mellon has agreed to extend the deadline by which voting instructional forms must be returned to the depositary by holders of American Depositary Shares to 5:00 p.m. (New York time) on June 25, 2008.

Enclosed is a voting instructional form for the Extraordinary General Meeting. If you already returned a validly executed voting instructional form that accompanied the original proxy statement, your vote will be recorded as instructed, unless you submit a subsequent voting instructional form or otherwise revoke the prior submitted voting instructional form. If you have not voted or if wish to change your vote, we urge you to promptly sign, date and return the enclosed voting instructional form in the enclosed envelope provided by the depositary, no later than 5:00 p.m. (New York time) on June 25, 2008.

We recognize that time is short before the upcoming Extraordinary General Meeting and if you have not yet voted or you wish to change your vote, we urge you to vote as directed on the voting instructional form.

We ask that convertible participating shareholders promptly sign, date and return the enclosed gold revised proxy card to arrive at our registered office at the address set out above, not later than 2:00 p.m. (London time) on June 25, 2008 even if you plan to attend the meeting. The proxy card that accompanied the original proxy statement will not be recorded. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so.

We encourage you to read the accompanying Supplement to Proxy Statement carefully and in its entirety. We also encourage you, if you have not done so already, to review the proxy statement dated May 30, 2008, including its annexes. A supplement to the Class 1 Circular (“UK Circular”) is being distributed to holders of our ordinary shares in the United Kingdom pursuant to the UK Listing Authority ( “UKLA”) listing rules. Voting instructions with respect to holders of ordinary shares will be set forth in the supplement to the UK Circular and such holders are referred thereto. We will file the supplement to the UK Circular upon approval by the UKLA with the Securities and Exchange Commission.

On behalf of our board of directors, I thank you for your continued support of our Company and appreciate your consideration of this matter.

Sincerely,

A.D. Frazier

Chairman

This supplement is dated June 18, 2008 and is being mailed to holders of American Depositary Shares and holders of convertible participating shares of Danka Business Systems PLC on or about June 18, 2008.

SUPPLEMENT TO PROXY STATEMENT

Danka Business Systems PLC

Introduction

The following information supplements the Company’s proxy statement dated May 30, 2008, and should be read in conjunction with the proxy statement and its annexes and other relevant documents, if any, filed with the Securities and Exchange Commission (“SEC”). All page references in the information provided below refer to those page numbers in the proxy statement. To the extent information differs from, updates or conflicts with information in the original proxy statement, the information in this supplement is more correct.

If you need assistance in submitting your voting instructional form or voting your shares or you need additional copies of this supplement or the proxy statement, please contact our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022, at (888) 750-5834. See “Where You Can Find Additional Information” on page 73 of the proxy statement.

Neither the Securities and Exchange Commission, or “SEC,” nor any state securities regulatory agency has approved or disapproved the sale or Liquidation, passed upon the merits or fairness of the sale or Liquidation or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

Extraordinary General Meeting

The date, time and location of the Extraordinary General Meeting have not changed. The Extraordinary General Meeting will be held on June 27, 2008 at 2:00 p.m., London time, at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS.

Proposed Amendment to Resolution 1

At the Extraordinary General Meeting, the board of directors will propose the following amendment to resolution numbered 1 to approve the sale of DOIC to Konica Minolta, such that if the proposed amendment to the resolution is approved by the affirmative vote of a majority of the votes cast, approval of the sale transaction will no longer be conditioned upon shareholder approval of the Liquidation. If the sale transaction is then approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, the sale to Konica Minolta will be consummated regardless of the outcome of the resolution to approve the Liquidation.

The full text of the revised Resolution 1 is as follows:

1A.	Ordinary resolution

That, the resolution numbered 1 below be amended so that, in full, it reads as follows:

“1B. Ordinary resolution

(a) “That, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a stock purchase agreement, dated as of April 8, 2008, as amended, made between (1) Konica Minolta Business Solutions U.S.A., Inc., (2) the Company and (3) Danka Holding Company, be and is hereby approved and that the directors of the Company be and are authorized to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the directors (or a duly authorized committee of them), necessary or desirable to give effect to and to complete the stock purchase agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the stock purchase agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.”

The Danka board of directors recommends that you vote in favor of this Ordinary resolution 1A.

Please note that the following resolution numbered 1B will only be proposed if the resolution numbered 1A above is approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting.

1B.	Ordinary resolution

“That, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a stock purchase agreement, dated as of April 8, 2008, as amended, made between (1) Konica Minolta Business Solutions U.S.A., Inc., (2) the Company and (3) Danka Holding Company, be and is hereby approved and that the directors of the Company be and are authorized to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the directors (or a duly authorized committee of them), necessary or desirable to give effect to and to complete the stock purchase agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the stock purchase agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.”

The Danka board of directors recommends that you vote in favor of this Ordinary resolution 1B.

Please note that the following resolution numbered 1 will only be proposed if the resolution numbered 1A above is not approved.

1.	Ordinary resolution

“(a) That, subject to sub-paragraph (b) of this resolution, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a stock purchase agreement, dated as of April 8, 2008, made between (1) Konica Minolta Business Solutions U.S.A., Inc., (2) the Company and (3) Danka Holding Company, be and is hereby approved and that the directors of the Company be and are authorized to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the directors (or a duly authorized committee of them), necessary or desirable to give effect to and to complete the stock purchase agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the stock purchase agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.

(b) This resolution shall be void and of no effect unless: (1) the resolution numbered 2 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) the resolution numbered 2 comes into effect in accordance with its terms.”

Other Resolutions

Resolutions numbered 2-7 (as set forth in the Notice of Extraordinary General Meeting included with the proxy statement) remain the same, and entry into the Liquidation remains conditioned upon approval of the sale transaction.

The Danka board of directors continues to recommend that you vote in favor of resolutions numbered 2-7 set forth in the Notice of Extraordinary General Meeting.

Background to Proposed Amendment to Resolution 1

Assuming that Danka completes the sale of DOIC on or about June 27, 2008, the outstanding indebtedness to be repaid under the credit facilities provided by General Electric Capital Corporation (“GECC”) is approximately $150 million. Danka’s GECC credit facilities are limited to certain multiples of Danka’s adjusted EBITDA and are subject to customary financial covenant testing which is reported on a quarterly basis.

As of July 1, 2008, the multiple of Danka’s adjusted EBITDA, through which the credit limit of Danka’s GECC credit facilities is calculated, is to be reduced. This reduction will reduce Danka’s borrowing capacity and require Danka to repay any outstanding indebtedness above the new capacity limit of the GECC credit facilities. The board of directors believes a repayment of approximately $40 million will therefore be required on July 1, 2008 to cover the outstanding indebtedness at that date. Further, the board of directors also believes that if the sale of DOIC is not completed prior to July 1, 2008, Danka would be in breach of its financial covenants under the GECC credit facilities as of that date.

If the sale does not occur and the proceeds of the sale are not received before July 1, 2008 the board of directors does not believe Danka will be able to finance the forecast debt repayment obligations. The board of directors believes that the failure of the sale to be completed leading to such a default in repayment and/or the anticipated breach of the financial covenants would ultimately result in the withdrawal of the GECC credit facilities. Were this to occur the Board believes Danka’s creditors would seek a sale of Danka and/or put Danka in to some form of insolvency proceedings in the near term following July 1, 2008. If Danka was placed into insolvency proceedings, the sale of DOIC would not proceed and it is unlikely that holders of ordinary shares (including American Depositary Shares) would receive any distribution.

Reasons for Proposed Amendment to Resolution 1

On Monday, June 9, 2008, a new shareholder of Danka, DCML LLC (“DCML”), filed a Schedule 13D with the SEC disclosing DCML’s beneficial ownership of approximately 8.1% of Danka’s outstanding ordinary shares. Also on June 9, 2008 DCML sent a letter to the independent committee of Danka’s board of directors, which letter was included as an exhibit to DCML’s Schedule 13D, stating DCML’s intention to vote against the Liquidation.

On Wednesday, June 11, 2008, a second shareholder, Ironwood Investment Management, LLC, which is a fiduciary to holders of approximately 16.9% of the outstanding ordinary shares, issued an open letter to Danka shareholders stating its intention to vote against the Liquidation.

Also on Wednesday, June 11, 2008, A.D. Frazier, Danka’s Chairman and Chief Executive Officer, sent a response letter to DCML correcting some of the inaccuracies in DCML’s letter regarding the options available to the Company following a sale of DOIC to Konica Minolta, the capital structure of the Company (especially with respect to the relative rights of the holders of Danka’s convertible participating shares and ordinary shares (and American Depositary Shares) under Danka’s articles of association) and the Company’s current fiscal condition.

On Thursday, June 12, 2008, in response to statements by a number of holders of our ordinary shares/American Depositary Shares that they support the sale of DOIC to Konica Minolta but do not support the Liquidation as currently proposed, the board of directors met with its legal counsel and its financial advisor and determined that—given the Company’s liquidity position and situation surrounding the Company’s existing debt obligations as described in the proxy statement and repeated in the response letter to DCML, as well as the uncertainty regarding the proposed Liquidation—that completing the sale of DOIC to Konica Minolta in a timely manner is of such paramount importance to Danka and its shareholders as a whole that the sale of DOIC to Konica Minolta should no longer be conditioned upon shareholder approval of the Liquidation.

At that meeting, the board of directors also authorized the Company’s management, if the sale transaction is not approved at the Extraordinary General Meeting, to take such steps as are necessary to issue no later than June 30, 2008 a notice of delisting of its ordinary shares from the London Stock Exchange. Upon delisting from the London Stock Exchange, a sale of DOIC to Konica Minolta or other alternative transaction would not require shareholder approval. If delisted and if Konica Minolta were agreeable, Danka would intend proceed with a sale of DOIC to Konica Minolta without Danka shareholder approval.

On June 16, 2008, RiskMetrics Group—ISS Governance Services, a leading independent proxy advisory firm, issued its recommendation that ADS holders vote in favor of the sale transaction, the Liquidation and related proposals.

The Sale Transaction

If the resolution relating to the sale of DOIC to Konica Minolta is amended so that the sale transaction is no longer conditioned upon approval of the Liquidation, and the sale transaction is then approved by the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, the sale to Konica Minolta will be consummated, regardless of the outcome of the resolution to approve the Liquidation.

If the resolution relating to the sale of DOIC to Konica Minolta is not amended, the sale transaction cannot be consummated unless both the sale transaction and the Liquidation are approved by Danka shareholders.

If the sale of DOIC is not duly approved at the Extraordinary General Meeting, Konica Minolta would have a right to terminate the stock purchase agreement and there can be no certainty that Konica Minolta would be prepared to waive this right.

The Liquidation

The board of directors has concluded that given the Company’s liquidity position and the situation surrounding the Company’s existing debt obligations, and the fact that the sale of DOIC to Konica Minolta constitutes the sale of Danka’s remaining operations, the Liquidation is the only practical alternative to enable the net cash in the Company—following closing of the sale transaction, the repayment of the Company’s outstanding indebtedness, including under the Company’s credit facilities provided by General Electric Capital Corporation, and after taking into account all other known actual and contingent liabilities and the costs and expenses of the liquidation—to be returned to Danka shareholders in a cost effective and timely manner, and which provides a return to the holders of ordinary shares and American Depositary Shares.

If the sale of DOIC to Konica Minolta is approved and consummated, and the Liquidation is approved, Danka will enter into the Liquidation, and Jeremy Spratt and Finbarr O’Connell of KPMG LLP will be appointed joint liquidators for the purposes of the voluntary winding up of the Company.

Pursuant to the agreement reached by the Company with holders of our convertible participating shares, the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, will be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation, provided that sufficient assets are available to distribute such amounts to the holders of ordinary shares (including holders of American Depositary Shares).

If the Liquidation is not approved, the Company will not enter into the Liquidation, and our board of directors, along with management, will assess what alternatives may be available to distribute the net proceeds from the sale of DOIC. The board of directors may again seek shareholder approval of a members voluntary liquidation. Danka Shareholders should note that, under Danka’s articles of association, the Company is required, subject to the requirements of English company law, to redeem all of the convertible participating shares on December 17, 2010 (or as soon thereafter as the Company is permitted by English company law), or the maximum number of convertible participating shares which can lawfully be so redeemed on such date in accordance with such requirements.

Holders of the Company’s ordinary shares (including holders of American Depositary Shares) should note, however, that should the proposed Liquidation not be approved, there is no guarantee that any future alternative chosen by the board of directors will result in any return to holders of ordinary shares (including holders of American Depositary Shares). Under the existing terms of Danka’s articles of association, given the current approximately $372 million in accreted value of our convertible participating shares, holders of our convertible participating shares are entitled to all distributable proceeds of the Company in a liquidation.

Voting Procedures

For Holders of American Depositary Shares Who Have Not Already Voted

The Bank of New York Mellon has agreed to extend the deadline by which voting instructional forms must be returned to the depositary by holders of American Depositary Shares. Enclosed is a voting instructional form for the Extraordinary General Meeting. Holders of American Depositary Shares should promptly sign, date and return the enclosed voting instructional form in accordance with the terms provided thereon, no later than 5:00 p.m. (New York time) on June 25, 2008.

Note that our depositary agreement with the depositary gives us the right to instruct the depositary to give a discretionary proxy to a person designated by us to vote all ordinary shares represented by holders of American Depositary Shares that have failed to timely file their voting instructional form with the depositary.

For Holders of American Depositary Shares Who Have Already Voted

If you already returned a validly executed voting instructional form that accompanied the original proxy statement your vote will be recorded as instructed unless you submit a subsequent voting instructional form or otherwise revoke the prior submitted voting instructional form. If you have not voted or if you would like to change your vote, you should promptly sign, date and return the enclosed voting instructional form in accordance with the terms provided thereon, no later than 5:00 p.m. (New York time) on June 25, 2008.

For Holders of Convertible Participating Shares

Holders of convertible participating shares should promptly sign, date and return the enclosed gold revised proxy card to arrive at our registered office at the address set out above, not later than 2:00 p.m. (London time) on June 25, 2008, even if you plan to attend the meeting. The proxy card that accompanied the original proxy statement will not be recorded. Returning your proxy card will not prevent you from voting your shares in person at the meeting if you are present and choose to do so.

Revocability of Voting Instructions and Proxies

Holders of American Depositary Shares

American Depositary Shareholders may revoke their voting instructions to the depositary at any time before 5:00 p.m. (New York time) on June 25, 2008 by delivering a notice in writing to the depositary or granting a later-dated signed voting instructional form. You cannot cancel your voting instructions to the depositary by attending the Extraordinary General Meeting or by granting a proxy to vote at the meeting for you.

Holders of Convertible Participating Shares

Danka convertible participating shareholders of record may revoke their proxies by one of three ways:

First, at least 48 hours before the Extraordinary General Meeting, holders of convertible participating shares can deliver to the Company’s registered office a written notice bearing a date later than the proxy you delivered stating that you would like to revoke your proxy.

Second, at least 48 hours before the Extraordinary General Meeting, you can complete, execute and deliver to the Company’s registered office a new, later-dated proxy card for the same shares.

Third, you can attend the meeting and vote in person. Your attendance at the Extraordinary General Meeting alone will not revoke the proxy.

If you have instructed a broker or bank to vote your shares and you wish to change your instructions, you must follow directions received from your broker or bank to change those instructions.

Letter Agreement

In connection with the stock purchase agreement, the Cypress Shareholders entered into a letter agreement with the Company, pursuant to which the Cypress Shareholders agreed, among other things, to vote all the shares of Danka 6.50% senior convertible participating stock over which the Cypress Shareholders exercise voting control in favor of approval of the sale transaction, the Liquidation and related proposals. The Cypress Shareholders also agreed to the allocation of proceeds in the Liquidation entitling the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, to be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation.

The letter agreement has been amended and restated to provide that the Cypress Shareholders agree that the holders of the Company’s ordinary shares, including holders of the Company’s American Depositary Shares, shall be paid a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, in the Liquidation, as well as in any members voluntary liquidation that may occur in the future should the proposed Liquidation not be approved.

Deed of Undertaking

In connection with entry into the stock purchase agreement, the board of directors procured the agreement of the Cypress Shareholders, together with the other holder of our convertible participating shares, to irrevocably and unconditionally direct and instruct the liquidators, to pay to the holders of ordinary shares (including holders of American Depositary Shares) a cash amount equal to $0.025 per ordinary share, or $0.10 per American Depositary Share, out of the proceeds of the Liquidation, prior to any distribution of the proceeds of the Liquidation to the holders of convertible participating shares.

The Cypress Shareholders, together with the other holder of our convertible shares, have reaffirmed their agreement to instruct any liquidators appointed in connection with a members voluntary liquidation, whether it be the proposed Liquidation approved at the Extraordinary General Meeting or a members voluntary liquidation approved at a future shareholder meeting, to pay the agreed allocation described above to the holders of ordinary shares (including holders of American Depositary Shares).

The obligations of the convertible participating shareholders under the amended Deed of Undertaking are conditional on a members voluntary liquidation—either the proposed Liquidation or a future members voluntary liquidation—being duly approved by the requisite majority at either the Extraordinary General Meeting or a subsequent extraordinary general meeting.

Interests of Danka Executive Officers and Directors in the Sale

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our management have interests in the sale transaction, the Liquidation and related proposals other than their interests as Danka shareholders generally to which they will remain entitled should only the sale transaction be approved. See “The Sale Transaction—Interests of Danka’s Executive Officers and Directors in the Sale” beginning on page 39 of the proxy statement.

Relationship of Proposals to One Another

Provided that the proposal to amend the resolution relating to the sale transaction is approved by the requisite majority at the Extraordinary General Meeting, the sale transaction will no longer be conditioned upon approval of the Liquidation, and will be consummated upon requisite shareholder approval even if the Liquidation is not approved by Danka shareholders.

The Liquidation remains conditioned on approval of the sale transaction.

Recommendation of the Board of Directors

The Danka board of directors recommends that you vote in favor of the proposal to amend the resolution relating to the sale transaction so that the sale of DOIC is no longer conditioned on approval of the Liquidation. The board of directors also continues to recommend that you vote in favor of the sale transaction, the Liquidation and related proposals.

DANKA BUSINESS SYSTEMS PLC (the “Company”)

Instructions to THE BANK OF NEW YORK MELLON, as Depositary

(Must be received by 5:00 p.m., New York City time, on June 25, 2008)

The undersigned Owner of American Depositary Receipts hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, insofar as practicable, to vote or cause to be voted the Deposited Securities represented by such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on May 30, 2008 at the Extraordinary General Meeting of Danka Business Systems PLC to be held in London, England, on June 27, 2008 in respect of the resolutions specified in the Notice of the Extraordinary General Meeting.

NOTE:

Instructions as to voting on the specified resolutions should be indicated by an “X” in the appropriate box. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions. If the Depositary does not receive instructions from the Owner of American Depositary Receipts, the Depositary shall give discretionary proxy for the shares evidenced by such Receipt to a person designated by the Issuer.

DANKA BUSINESS SYSTEMS PLC

PROXY PROCESSING

P.O. BOX 3549

S HACKSENSACK, NJ 07606-9249

(Continued and to be dated and signed on the reverse side.)

[Reverse]

IF YOU WISH THE DEPOSITARY TO VOTE IN FAVOUR OF THE AMENDMENT TO BE PROPOSED BY THE BOARD OF DIRECTORS AT THE EXTRAORDINARY GENERAL MEETING WITH THE EFFECT THAT THE RESOLUTION TO APPROVE THE SALE OF THE COMPANY’S BUSINESS OPERATIONS TO KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC. IS NO LONGER CONDITIONAL UPON THE RESOLUTION TO APPROVE THE MEMBERS VOLUNTARY LIQUIDATION BEING PASSED, PLEASE MARK THE “FOR” BOX BELOW WITH AN “X”.

For	Against	Abstain

1A. Ordinary Resolution

Ordinary resolution to amend the resolution numbered 1 below such that the sale of the Company’s U.S. business in accordance with the Stock Purchase Agreement, by and among the Company, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc., dated as of April 8, 2008, as amended, is not conditioned upon approval of resolution numbered 2 below to approve the voluntary winding up of the Company.

☐	☐	☐

Please note that the following resolution numbered 1B will only be proposed if the resolution numbered 1A above is approved by the requisite majority.

IF YOU WISH THE DEPOSITARY TO VOTE IN FAVOUR OF THE AMENDED RESOLUTION TO APPROVE THE SALE OF THE COMPANY’S BUSINESS OPERATIONS TO KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC., WHICH RESOLUTION WOULD NOT BE CONDITIONAL UPON THE RESOLUTION TO APPROVE THE MEMBERS VOLUNTARY LIQUIDATION BEING PASSED, PLEASE MARK THE “FOR” BOX BELOW WITH AN “X”.

For	Against	Abstain

1B. Ordinary Resolution

Ordinary resolution to approve the sale of the Company’s U.S. business in accordance with the Stock Purchase Agreement, by and among the Company, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc., dated as of April 8, 2008, as amended.

☐	☐	☐

Please note that the following resolution numbered 1 will only be proposed if the resolution numbered 1A above is not approved. If the resolution numbered 1A is duly approved, the following resolution will not be proposed to the Extraordinary General Meeting.

For	Against	Abstain

1. Ordinary Resolution

Ordinary resolution to approve the sale of the Company’s U.S. business in accordance with the Stock Purchase Agreement, by and among the Company, Danka Holding Company and Konica Minolta Business Solutions U.S.A., Inc., dated as of April 8, 2008, as amended. This resolution shall be void and of no effect unless: (1) the resolution numbered 2 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) the resolution numbered 2 comes into effect in accordance with its terms.

☐	☐	☐

	For	Against	Abstain
2. Special Resolution Special resolution to approve the voluntary winding up of the Company.	☐	☐	☐
3. Ordinary Resolution Ordinary resolution to appoint Jeremy Spratt and Finbarr O’Connell of KPMG LLP as joint liquidators for the purpose of the voluntary winding up of the Company.	☐	☐	☐

4. Special Resolution

Special resolution to authorize the joint liquidators to exercise the powers laid down in Schedule 4, Part I, of the UK Insolvency Act 1986; and notwithstanding the appointment of the joint liquidators, to authorize the directors of the Company to take any and all actions required to be taken by the Company, or which the directors (or a duly authorized committee of them) deem to be necessary or desirable, to consummate the sale transaction.

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5. Ordinary Resolution Ordinary resolution to approve the remuneration of the joint liquidators.	☐	☐	☐
6. Ordinary Resolution Ordinary resolution to authorize the joint liquidators to do all such things as are necessary to wind up the remaining subsidiaries of the Company.	☐	☐	☐

7. Ordinary Resolution

Ordinary resolution to approve a U.S. $5 million termination fee to be paid to Konica Minolta Business Solutions U.S.A., Inc. in the event the Stock Purchase Agreement is terminated under certain circumstances.

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Mark box at right if an address change or comment has been noted 9 on the reverse side of this card.

The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

Dated:

Signature

Votes MUST be indicated (x) in black or blue ink.

Please mark, sign, date and return the voting instruction card promptly using the enclosed envelope.

DANKA BUSINESS SYSTEMS PLC Extraordinary General Meeting Proxy Form – 6.50% Senior Convertible Participating Shares

I/We:
(full name(s) in block capital letters please)

of (address)

being (a) shareholder(s) of Danka Business Systems PLC (the “Company”), hereby appoint the Chairman of the Extraordinary General Meeting/or as my/our proxy to vote for me/us on my/our behalf at the Extraordinary General Meeting of the Company to be held at the offices of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, 40 Bank Street, Canary Wharf, London E14 5DS at 2.00 p.m. London time on 27 June 2008 and at any adjournment thereof. I/We direct my/our proxy to vote on the following resolutions as I/we have indicated by marking the appropriate box with an ‘X’. If no indication is given, my/our proxy will vote or abstain from voting at his or her discretion and I/we authorise my/our proxy to vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is properly put before the meeting.

Please indicate with an “X” in the appropriate box how you wish the proxy to vote. In the absence of any instruction, the proxy will vote or abstain as he thinks fit.

IF YOU WISH THE PROXY TO VOTE IN FAVOR OF THE AMENDMENT TO BE PROPOSED BY THE BOARD AT THE EXTRAORDINARY GENERAL MEETING WITH THE EFFECT THAT THE RESOLUTION TO APPROVE THE SALE OF THE COMPANY’S BUSINESS OPERATIONS TO KONICA MINOLTA BUSINESS SOLUTIONS U.S.A., INC. IS NO LONGER CONDITIONAL UPON THE RESOLUTION TO APPROVE THE MEMBERS VOLUNTARY LIQUIDATION BEING PASSED, PLEASE MARK THE “FOR” BOX BELOW WITH AN “X”.

For	Against	Vote Withheld

1A. Ordinary resolution

That, the resolution numbered 1 below be amended so that, in full, it reads as follows:

“1B. Ordinary resolution

That, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a share sale agreement dated 8 April 2008 made between (1) Konica Minolta Business Solutions USA Inc., (“Konica Minolta”) (2) the Company
and (3) Danka Holding Company (the “Disposal Agreement”), as described in the circular to the Company’s shareholders dated 8 April 2008, be and is hereby approved and that the directors of the Company (the “Directors”) be and are authorised to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the Directors (or a duly authorised committee of them), necessary or desirable to give effect to and to complete the
Disposal Agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the Disposal Agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.”

☐	☐	☐

Please note that the following resolution numbered 1B will only be proposed if the resolution numbered 1A above is approved by the requisite majority.

IF YOU WISH THE PROXY TO VOTE IN FAVOUR OF THE AMENDED RESOLUTION TO APPROVE THE SALE OF THE COMPANY’S
BUSINESS OPERATIONS TO KONICA MINOLTA BUSINESS SOLUTIONS USA INC., WHICH RESOLUTION WOULD NOT BE CONDITIONAL
UPON THE RESOLUTION TO APPROVE THE MEMBERS VOLUNTARY LIQUIDATION BEING PASSED, PLEASE MARK THE “FOR” BOX
BELOW WITH AN “X”.

1B. Ordinary resolution

That, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a share sale agreement dated 8 April 2008 made between (1) Konica Minolta Business Solutions USA Inc., (“Konica Minolta”) (2) the Company and (3) Danka Holding Company (the “Disposal Agreement”), as described in the circular to the Company’s shareholders dated 8 April 2008, be and is hereby approved and that the directors of the Company (the “Directors”) be and are authorised to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the Directors (or a duly authorised committee of them), necessary or desirable to give effect to and to complete the Disposal Agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the Disposal Agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.

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Please note that the following resolution numbered 1 will only be proposed if the resolution numbered 1A above is not approved. If the resolution numbered 1A is duly approved, the following resolution will not be proposed to the Extraordinary General Meeting.

1. Ordinary resolution

(a)    That, subject to sub-paragraph (b) of this resolution, the proposed disposal by Danka Holding Company, an indirect wholly-owned subsidiary of the Company, of all the issued shares in the capital of Danka Office Imaging Company subject to the terms and conditions of a share sale agreement dated 8 April 2008 made between (1) Konica Minolta Business Solutions USA Inc., (“Konica Minolta”) (2) the Company and (3) Danka Holding Company (the “Disposal Agreement”), as described in the circular to the Company’s shareholders dated 8 April 2008, be and is hereby approved and that the directors of the Company (the “Directors”) be and are authorised to do or procure to be done all such acts and things on behalf of the Company and any of its subsidiaries that are, in the opinion of the Directors (or a duly authorised committee of them), necessary or desirable to give effect to and to complete the Disposal Agreement and the transactions contemplated therein with such non-material modifications, amendments, revisions, variations or waivers to the terms of the disposal, the Disposal Agreement or any other documents relating thereto as they (or any such committee) consider to be necessary or desirable.

(b)    This resolution shall be void and of no effect unless: (1) the resolution numbered 2 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) the resolution numbered 2 comes into effect in accordance with its terms.

☐	☐	☐

For	Against	Vote Withheld

2. Special Resolution

(a)    That, subject to sub-paragraph (b) of this resolution, the Company be wound up voluntarily.

(b)    This resolution shall be void and of no effect unless: (1) the resolution numbered 1 is duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed; and (2) all conditions to closing under the Disposal Agreement (as defined in resolution numbered 1) (other than any condition relating to the approval by the members of the Company of this resolution and the other resolutions proposed at the meeting of the members of the Company at which this resolution is proposed) have been duly satisfied or waived in accordance with the terms of the Disposal Agreement, and the Disposal Agreement has not been terminated, prior to the commencement of the meeting of the members of the Company at which this resolution is proposed.

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3. Ordinary resolution

That, subject to and with effect from the resolution numbered 2 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with its terms, Jeremy Spratt and Finbarr O’Connell of KPMG LLP, 8 Salisbury Square, London EC4Y 8BB be and are hereby appointed joint liquidators for the purpose of the voluntary winding-up of the Company, and any power conferred on them by law or by this resolution or by resolution numbered 4 below, and any act required or authorised under any enactment or such other resolution to be done by them, may be done by them jointly or by each of them alone.

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4. Special Resolution

That, subject to and with effect from the resolutions numbered 2 and 3 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms:

(a)    the joint liquidators appointed pursuant to the resolution numbered 3 be authorised under the provisions of section 165(2) of the Insolvency Act 1986 to exercise any of the powers laid down in Schedule 4, Part I, of that Act as may be necessary or desirable in their judgment; and

(b)    notwithstanding the effect of the resolution numbered 2 being duly passed by the requisite majority, the Directors of the Company be authorised to take or to procure, following the coming into effect of this resolution, any and all actions required to be taken by the Company, or which the Directors (or a duly authorised committee of them) deem to be necessary or desirable, to give effect to and to complete the share sale agreement dated 8 April 2008 made between (1) Konica Minolta Business Solutions U.S.A. Inc., (2) the Company and (3) Danka Holding Company and the transactions contemplated thereby.”

☐	☐	☐

5. Ordinary Resolution

That, subject to and with effect from the resolutions numbered 2, 3 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms, the remuneration of the joint liquidators (as appointed by the resolution numbered 3) be fixed, in accordance with the terms of their engagement letter with the Company dated 25 March 2008, at their normal charging rates by reference to the time properly given by them and members of their staff in attending to matters arising in the winding up of the Company (including those falling outside their statutory duties but in all respects in accordance with the terms of their engagement letter with the Company) and that they be and are hereby authorised to draw sums on account of their remuneration at such intervals as they reasonably determine and to pay any expenses and disbursements properly incurred by them in respect of the winding up.

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6. Ordinary Resolution

That, subject to and with effect from the resolutions numbered 2, 3 and 4 being duly passed by the requisite majority at the meeting of the members of the Company at which this resolution is proposed and coming into effect in accordance with their terms, the joint liquidators be authorised to do all such things as are necessary to wind up the remaining subsidiaries of the Company, including without limitation appointing themselves as joint liquidators of the UK subsidiaries and to draw their remuneration in respect of any subsidiary liquidations from the Company on the same basis as in resolution 5.

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7. Ordinary Resolution

That the proposed payment by the Company to Konica Minolta Business Solutions U.S.A. Inc. (“Konica Minolta”) of a fee of US$5 million in the event that the Disposal Agreement (as defined in the resolution numbered 1) is terminated by Konica Minolta or Danka Holding Company because the Closing (as defined in the Disposal Agreement) has not occurred by 8 October 2008 or because Danka Business Systems PLC’s shareholders have failed to approve the resolutions contemplated by the Disposal Agreement, or is terminated by Konica Minolta after 8 August 2008 if shareholder approval has not been obtained by such date and in any such case the Company’s board of directors has withdrawn or modified, or proposed to withdraw of modify, in a manner adverse to Konica Minolta, its recommendation of the transactions contemplated by the Disposal Agreement, or taken any action or made any statement in connection with the meeting at which this resolution is to be proposed inconsistent with its recommendation of the transactions contemplated by the Disposal Agreement, or approved or recommended or publicly proposed to approve or recommend, or failed to recommend against, a proposal which competes with the transactions contemplated by the Disposal Agreement, is hereby approved.

☐	☐	☐

Signed

Dated	2008

Notes:

1.	As a member of the Company you are entitled to appoint a proxy to exercise all or any of your rights to attend, speak and vote at a general meeting of the Company. You can only appoint a proxy using the procedures set out in these notes.
2.	To be effective this form must be completed, signed and deposited with the Company’s Registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA not later than 2.00 p.m. London time on 25 June 2008, together with any power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof or a copy certified in accordance with the Powers of Attorney Act 1971.
3.	Members not residing in the UK will need to attach appropriate postage to the reverse of this form to ensure that it is received in time.
4.	Appointment of a proxy does not preclude you from attending the meeting and voting in person. If you have appointed a proxy and attend the meeting in person, your proxy appointment will automatically be terminated.
5.	A proxy does not need to be a member of the Company but must attend the meeting to represent you. To appoint as your proxy a person other than the Chairman of the meeting, insert their full name where indicated above. If you sign and return this proxy form with no name inserted in the box, the Chairman of the meeting will be deemed to be your proxy. Where you appoint as your proxy someone other than the Chairman, you are responsible for ensuring that they attend the meeting and are aware of your voting intentions.
6.	You may appoint more than one proxy provided each proxy is appointed to exercise rights attached to different shares. You may not appoint more than one proxy to exercise rights attached to any one share. To appoint more than one proxy, please contact the Company’s Registrars, Computershare Services PLC, at +44 (0) 870 889 4027 not later than 5.00 p.m. London time on 23 June 2008 for further instructions.
7.	To direct your proxy how to vote on the resolutions mark the appropriate box with an ‘X’. To abstain from voting on a resolution, select the relevant “Vote withheld” box. A vote withheld is not a vote in law, which means that the vote will not be counted in the calculation of votes for or against the resolution. If no voting indication is given, your proxy will vote or abstain from voting at his or her discretion. Your proxy will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the meeting.
8.	Where the member is a company, this form must be executed under its common seal or by two directors, or by a director and the secretary, or by an officer or attorney duly authorised by the company.
9.	Any power of attorney or any other authority under which this proxy form is signed (or a duly certified copy of such power or authority) must be included with the proxy form.
10.	In the case of joint holders, any of them can sign and submit a proxy form but where more than one joint holder does so, the form submitted by the senior will be accepted to the exclusion of the others, seniority being determined for these purposes by the order in which the names stand on the Register in respect of each share.
11.	If you submit more than one valid proxy appointment, the appointment received last before the latest time for the receipt of proxies will take precedence.
12.	For details of how to change your proxy instructions or revoke your proxy appointment see the notes to the notice of meeting.